UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 7, 2008

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TACTICAL AIR DEFENSE SERVICES, INC

(Exact name of registrant as specified in its charter)

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Nevada	333-79405	88-0455809
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

5318 Airport Dr. Denison, Texas 75201

(Address of Principal Executive Office) (Zip Code)

(972) 704-2115

 (Registrant’s telephone number, including area code)

100 Crescent Court, 7th Floor, Dallas, Texas 75201

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.

Other Events

As of March 7, 2008, the Company’s acting Principal Accounting Officer, Christopher Beck and a Special Committee have begun to conduct an internal investigation relating to irregularities and discrepancies of past stock issuances, notes, warrants and option grants. High level preliminary findings have concluded that the former CEO, Alexis Korybut was put forth and appointed his tenure as Director and CEO of Tactical Air Defense Services Inc., by certain individuals namely; Don Goldstein, who was a Director of the company, and Jamie Goldstein and Joel Ramsden, who promoted company stock. These individuals have been criminally indicted in connection with securities fraud and other violations stemming from a Federal criminal case filed December 2007 in Belleview, Washington. The named parties are awaiting trial. The companies involved are America Asia Energy, Coattec Industries Inc., Detex Security Systems Inc. and Global Gaming Network Inc. All are based in Washington except Detex, which is based in Tel Aviv, Israel. None of these companies have any affiliation to Tactical Air Defense Services, Inc. However, the company is moving forward with forensic accounting and legal advisors to determine any transactions that may be related to these individuals.

Additionally, the company is examining the drastic decline in share price and the loss of company leases and default of contracts during Alexis Korybut’s tenure as CEO. Moreover, the company is examining transactions, press releases and other corporate filings which were not authorized by the Board of Directors that have been made by the former CEO, Alexis Korybut during his tenure and his actions following his termination from the company. The company has taken action to notice Mr. Korybut to cease and desist in his continued tortuous efforts to tamper with and interfere in company business.

Although the Company is unable to determine at this time whether it will need to restate its financial results for prior periods, this investigation could cause the Company to undertake such a restatement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TACTICAL AIR DEFENSE SERVICES, INC.

By:	/s/ Christopher Beck
Christopher Beck Principal Accounting Officer

Date:  March 7, 2008